Exhibit (c)(ix)

1330 Post Oak Boulevard, Suite 2000
Houston, Texas 77056-3058
713-975-7600
September 24, 2009
WoodRock & Co.
Attention: John P. Dennis, III
4265 San Felipe, Suite 600
Houston, Texas 77027
Gentlemen:
     We refer to the Presentation dated August 19, 2009, and the Fairness Opinion dated August 24, 2009, of WoodRock & Co. (“WoodRock”) delivered to the Board of Directors of MAXXAM Inc. (“MAXXAM”). Please execute and return a counterpart of this letter to confirm our agreement that:
•	the use of the term “solely” in the first sentence on page 3 of the Presentation was an error, made inadvertently, and that page 3 of the Presentation is hereby revised to delete the word “solely”; and

•	the stockholders of MAXXAM Inc. are entitled to rely upon the Presentation, as well as the Fairness Opinion, of WoodRock in the same manner and to the same extent as members of the Board of Directors of MAXXAM Inc.
     Thank you for your prompt reply.

Yours very truly, MAXXAM Inc.
By:	/s/ M. Emily Madison
M. Emily Madison, Vice President Finance

Confirmed and Agreed

WoodRock & Co.
By:	/s/ John P. Dennis, III
John P. Dennis, III
Principal, Managing Director

Date: 24 September 2009

1